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TARONIS FUELS, INC.
(Name of Registrant as Specified in Its Charter)

THOMAS WETHERALD TOBIAS WELO MARY PAT THOMPSON SERGEY VASNETSOV ANDREW MCCORMICK
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Concerned Shareholders Launch A Consent Solicitation To Reconstitute
The Board Of Directors Of Taronis Fuels

This Letter Details Years Of Mismanagement At Taronis Fuels From A Board Unwilling To
Hold Management Accountable While Being All Too Willing To Dilute Shareholders

The Board Issues 3.4 Million Shares, Or More Than 51% Of The Outstanding Shares, In The Last Few Weeks
To Entrench Itself And Avoid Shareholder Accountability

While The SEC Investigates The Company, The Board Has Refused To Provide Any Public Updates
Or Prevent Additional Harm To Shareholders

The Concerned Shareholders Urge Taronis Shareholders To Provide Their Consents On The WHITE Consent Card
To Reconstitute The Board With Five Highly-Qualified And Independent Director Candidates

They Have A Simple Plan To Improve The Company's Organic Growth And Profitability

March 12, 2021

Dear Fellow Shareholders:

Tom Wetherald and Tobias Welo (together, the “Concerned Shareholders,” “we”, “our” or “us”), who owned more than 16.2% of the outstanding shares before the Board of Directors’ recent defensive and dilutive entrenchment maneuvers, invested millions in Taronis Fuels, Inc. (“Taronis Fuels” or the “Company”) because they believe in the substantial growth potential of the US retail and wholesale industrial gas distribution business, when managed properly.

Mr. Wetherald has spent decades investing in small-cap growth companies and understands the importance of a value-added and independent board of directors to both protect shareholders and allow them to realize the rewards of investing in a company’s long-term growth potential. Mr. Wetherald invested in Taronis Fuels with the goal of working with the legacy incumbent Board of Directors plus two new independent directors and a management team that would be dramatically improved with the addition of CFO Mary Pat Thompson. In over twenty years of investing, Mr. Wetherald has never before engaged in an “activist campaign” and had no desire to do so when initially investing in Taronis Fuels.

Unfortunately, Mr. Wetherald concluded that it was necessary to deviate from his lifelong history of partnering with existing boards and management due to the discovery of extraordinarily anti-shareholder actions endorsed by the incumbent Board of Directors. These include:

•	An incumbent Board that completely failed in its response to credible allegations of accounting fraud by management,

•	An incumbent Board that refuses to hold management accountable for misallocating capital, and

•	An incumbent Board that richly rewards itself and management while continually diluting shareholders.

Credible sources have informed the Concerned Shareholders that the SEC first launched an investigation into the Company during the summer of 2020, months before Mary Pat Thompson and Tobias Welo joined the Company’s Board. The incumbent directors and management hid this inquiry from Ms. Thompson and Mr. Welo, which is all the more astounding when considering Ms. Thompson’s appointment as the Company’s CFO. When Ms. Thompson uncovered aggressive accounting practices and asked for a meeting with Audit Committee Chair Bob Dingess, she was ignored.

Importantly, from a shareholder perspective, the incumbent directors and management did not disclose any inquiries from the SEC while conducting multiple rounds of equity financings with unknowing investors.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          1

When Ms. Thompson then uncovered emails from CEO Scott Mahoney appearing to direct the Company’s accounting team to fraudulently adjust (or fail to correct) the cost of goods sold, overstating gross profits by millions of dollars, the incumbent Board responded by suspending Ms. Thompson and appointing Mr. Mahoney – the very man accused of committing accounting fraud – as the Company’s interim CFO. In an attempt to discredit Ms. Thompson, the incumbent Board then launched an “investigation” into Mr. Welo and Ms. Thompson. This baseless “investigation” was quickly dropped the next month. The Concerned Shareholders view this response as reason enough for reconstituting the Board.

The Concerned Shareholders strongly believe that the extraordinary cash compensation paid to the incumbent Board has impaired its independence. Indeed, the four “independent” directors received an aggregate of $490,138 in cash during 2020, averaging over $122,500 per director, which exceeds the average cash compensation paid to directors at the largest public companies in the US by over 30%, according to data from FW Cook. Notably, none of the director compensation in 2020 was in the form of equity, which is not surprising, in light of the incumbent Board’s history of approving dilutive issuance after dilutive issuance and reverse stock split after reverse stock split. The incumbent Board spared itself the pain of dilution that it was all too willing to inflict on the Company’s shareholders.

The Board has also failed to impose discipline on management’s wasteful use of precious capital. CEO Scott Mahoney pursued risky international sales while the Company’s core domestic industrial gas business has been starved of inventory and capital equipment. These actions have hindered growth and profitability, as well as damaged important customer and vendor relationships.

After assessing the various ways in which we could potentially produce positive change at Taronis Fuels, the Concerned Shareholders determined it is in the best interest of all shareholders to launch a consent solicitation to reconstitute the Board in as quick a manner as possible to prevent any further harm to the Company and its shareholders. Our slate includes best-in-class director nominees. All are respected as thought leaders in their industries. Three of the nominees have served on public boards of multi-hundred-million-dollar firms, four served as key executives for public firms, one is a highly regarded CFO with extensive public company experience in the industrial and distribution sectors, two are professional investors and owners of Taronis Fuels, and three are experts in the chemical and industrial sectors. These individuals can help position Taronis Fuels for a successful future. We outline their unique positioning to help Taronis towards the end of this letter.

This proposed five-member Board slate represents an ideal mix of relevant industry expertise, a deep knowledge of financial reporting, process and controls, an understanding and respect for proper corporate governance and meaningful ownership in Taronis Fuels equity. We believe a well-qualified Board that is aligned with shareholders and truly focused on overseeing Taronis Fuels in a prudent and ethical fashion can relatively quickly solve its liquidity issues, direct capital towards the highest return growth opportunities in the industrial gas industry and restore the Company’s reputation with critical partners and suppliers. Such an outcome would benefit ALL of Taronis Fuels’ stakeholders, including employees, shareholders, customers, vendors and lenders.

THE CASE FOR SHAREHOLDER-DRIVEN CHANGE AT TARONIS FUELS IS CLEAR

We believe shareholders deserve to be provided with real data and facts that underscore the need for immediate boardroom change:

The incumbent Board has failed to remember its number one duty is to the shareholder. This is directly reflected in how they ignore the share price performance and actions that impact it.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          2

Since Chairman Bob Dingess and Chief Executive Officer Scott Mahoney spun off Taronis Fuels from Taronis Technologies in 2019, shareholders have been systemically disregarded and deprioritized. This is evidenced by the Company’s negative total shareholder returns and dramatic stock underperformance:

1-Year TSR
Taronis Fuels	-64%
S&P 500	+28%
Russell 3000	+33%
Industrial Gas Companies	+16%

TSR figures reflect share price to February 12, 2021. Industrial gas companies consist of Linde, Air Products, and BASF.

It is important that shareholders realize that value has eroded at an extremely rapid pace following the Company’s self-directed spin-off in late 2019. In fact, Taronis Fuels’ share price is down over 64% over the past twelve months alone. It is important to note that Mr. Mahoney, Mr. Wilson, and a majority of the members of the current Taronis Fuels Board of Directors also presided over significant value destruction at Taronis Technologies, prior to the spin of Taronis Fuels. During Mr. Mahoney’s CEO tenure at Taronis Technologies, shares have lost 99.7% of their value and the company was delisted. We believe this share performance is a direct function of poor management and poor oversight by an ineffective board.

The Taronis Fuels Board has shown a willingness to meaningfully dilute shareholders while enriching themselves, with the proceeds from repeated stock offerings, all the while consistently demonstrating an inability to make proper capital allocation decisions. The repeated over-spending on projects that have failed to produce the expected revenues and cash flow has led to negative cash flow and required accessing both the debt and equity markets at very unfavorable terms. We believe this will result in a death spiral if not corrected immediately.

The incumbent Board lacks independence from management, and four of the five incumbent directors presided over significant value destruction at Taronis Technologies.

•
The same Board of Directors drove Taronis Technologies to become nearly worthless. Four of the five incumbent directors — Chairman Bob Dingess, CEO Scott Mahoney, William Staunton, and Kevin Pollack — served on the Board of Directors at Taronis Technologies. From April 2013, when Bob Dingess and William Staunton joined Taronis Technologies’ Board, through July 1, 2020, when Taronis Technologies was delisted, the stock price dropped an amazing 99.9996%, from $20,700 per share (adjusted for four reverse stock splits ultimately compressing 15,000 shares into one share) to $0.08 per share.

•
Shareholders have suffered sustained losses. As was the case at Taronis Technologies, repeated dilution has destroyed per share value for common equity shareholders, as Taronis Fuels has increased outstanding shares from 1.86 million to 6.23 million between December 31, 2019 and December 4, 2020, or 237%. This expansive dilution is before the additional 3.38 million shares issued in the last few weeks, bringing the outstanding shares to 9.95 million as of March 4, 2021. We believe that unless replaced, the incumbent Board will repeat its mistakes from Taronis Technologies and destroy what value remains at Taronis Fuels.

•
The only director who was not a hold-over from Taronis Technologies, Peter Molloy, received significant investments from Taronis Technologies, a conflict of interest never disclosed by Taronis Fuels which we believe impairs Peter Molloy’s independence.

The Board switched its own compensation from equity to cash several years ago highlighting the misalignment with shareholders.

•
The excessive and highly inappropriate compensation has left the incumbent Board complicit and unwilling to challenge or stand up to management. We believe that the incumbent Board of Directors is far more focused on entrenchment and self-enrichment than accountability.

•
According to the reports filed by the incumbent Board with the SEC, the incumbent independent directors hold only 192,399 shares in Taronis Fuels. Mr. Wetherald’s five-member slate has a significantly larger ownership position than all four of the incumbent independent directors combined and will request to take mostly equity as compensation for their services. Furthermore, Mr. Wetherald, who himself owns significantly more stock than the entire current Taronis Board combined, has pledged to never take a single dollar, share, option or warrant in salary or compensation from Taronis Fuels to ensure his interests are 100% aligned with all shareholders. We question how shareholders can trust the incumbent Board to correct years of underperformance when it is so misaligned with shareholders and maintains such meager equity ownership, or skin in the game.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          3

When faced with accountability, the incumbent Board massively diluted all Taronis shareholders in an attempt to hold onto their lucrative positions.

•
The Board approved the issuance of 3.38 million shares between February 12, 2021, the day Mr. Wetherald commenced the consent solicitation, and March 4, 2021, increasing the number of outstanding shares by over 51%. We believe these issuances, many for little or no value to the Company, were clearly intended to entrench the incumbent Board. The incumbent directors massively diluted all Taronis shareholders to save their positions and prevent accountability to shareholders.

•	Both unsurprising and sad, Taronis did not disclose these issuances until after the Concerned Shareholders informed the SEC and threatened to immediately disclose this information to shareholders.

•
The Concerned Shareholders have filed a lawsuit in Delaware to stop the Board from benefiting from these issuances. However, the Concerned Shareholders believe the incumbent directors must be removed as soon as possible to prevent future harm to Taronis Fuels and its shareholders.

The incumbent Board is plagued by what appears to be a lack of industry knowledge and experience required to help Taronis achieve its profitable growth objectives.

•
NO INDUSTRY EXPERIENCE. None of the independent directors has experience in the industrial, chemical, or industrial gas industries. Unfortunately, the lack of industry experience on the Board has limited the growth and potential success of its key technology, MagneGas. Taronis Fuels has clearly failed to grow market share of its MagneGas technology and has neither successfully grown its revenues with internal clients nor partnered with other players to monetize this highly differentiated technology. We feel the evidence of this failure lies in the fact that despite all the hype, MagneGas represents a tiny percentage of Company sales. We believe the MagneGas technology does have significant future but requires stronger industry knowledge and commitment to invest to achieve its potential.

•
INACTION. Discussions with the independent directors suggested a lack of understanding of current liquidity issues, retail store economics, acquisition strategy and acceptable levels of related due diligence. We believe that Taronis Fuels’ current Board members have shown no willingness or ability to understand, address or solve any of these important issues. The Board has overseen multiple acquisitions funded by debt or equity offerings that have diluted existing shareholders significantly. These acquisitions were completed with minimal due-diligence or Board oversight. As a result, many acquired retail branches in the last several years have not performed as expected and will need to be closed or repositioned.

The incumbent Board has rewarded management with excessive and unjustifiable compensation as shareholders have endured unrelenting pain.

•
Taronis Fuels’ filings report that all of the Company’s eligible named executive officers received massive base compensation raises from 2019 to 2020. Specifically, Mr. Mahoney was rewarded with a 100% raise in his base salary from $250,000 to $500,000. Current general counsel and former CFO, Tyler Wilson also received a salary increase of 100% to $275,000. This compensation was not reduced when Mr. Wilson was removed from his CFO role without any additional duties assigned. In addition, both individuals have a bonus plan which includes a target bonus of 100% with a potential to earn up to 300%; the metrics to these bonus plans are not disclosed. All of this occurred despite the substantial decline in the Company’s share price.

•
Taronis Fuels’ recent revocation statement filing also highlighted an exorbitant “golden parachute” that the Board has approved for both CEO Mahoney and General Counsel Tyler Wilson. These plans would pay both individual three years of salary plus the maximum bonus which is 3x their salary. This equates to a change of control payout of $9.3M. We find this structure to be outrageous and unjustified. It should be noted that given our strong belief in accounting fraud that this amount would not be owed by the Company if Mr. Mahoney and Mr. Wilson are found to have committed accounting fraud and are terminated for cause.

•
Mr. Mahoney and Mr. Wilson’s long-term equity incentive plan that has been approved by the incumbent Board shows a complete disregard for other shareholders who have been constantly diluted by assigning them a “full ratchet”. This full ratchet would allow Mr. Mahoney to dilute the Company to achieve personal gain of between 1-5% of the outstanding shares. Similarly, Mr. Wilson would receive between 0.5% and 2.5% of the Company. In other words, the Board has allowed management to issue unlimited stock, while Mr. Mahoney and Mr. Wilson are awarded stock if certain goals are achieved regardless of the dilution  required to hit these targets. These incentive targets should all immediately be switched to per share metrics. This demonstrates a complete misalignment with common shareholders and encourages poor ROIC capital allocation decisions.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          4

The incumbent Board and executive team have led a continued public campaign to mislead investors and demonstrated a complete lack of ethics and responsibility.

•
This public guidance to investors has consistently been materially wrong or misleading since the spin from Taronis Technologies, starting with the January 2020 shareholder town hall that guided to 2020 revenues of $50 million versus their most recent guidance in January 2021 after the year end of only $30.7 million.

•	The continued promises around Turkey, Amsterdam and other international prospects has led investors to expect $30 million in Turkey revenues versus the recognized $3 million which was non-cash.

•	Similarly, management supported by the rubber stamp of the Board highlights “strong US retail store growth” despite what we believe was potentially NEGATIVE retail organic growth in 2020.

•
The revenue shortfalls are equally matched by poor cost management in their disappointment. The Board supported massive expansion of both payroll and benefits as well as general and administrative expenses.

•
However, despite a massive revenue guidance miss, potentially negative organic growth and complete lack of expense control that led to large cash outflows, the Board saw it proper to pay CEO Mahoney and General Counsel Wilson 100% of their bonus opportunity. What sort of corporate governance would enable this egregious payout?

•
It also highlights the poor structure of their compensation which does not reward based on key shareholder metrics, specifically, Total Shareholder Return (TSR), Return on Capital, or any per share metrics. Instead, the Board has authorized compensation based on absolute revenues and EBITDA which incentivizes acquisitions at any price, including excessive indebtedness, equity dilution and poor strategic fit.

Finally, we think it is important to address several inaccuracies and unsubstantiated statements in Taronis Fuels recently filed revocation statement.

1.
Our first goal will be to productively work with current lender Tech Bank to maintain current debt financing. However, we have also had preliminary discussions with alternative lenders in the unlikely case of needing to replace Tech Bank.

2.
We believe that there will be a limited amount of capital required as a result of a change in control. As mentioned above, the $10.5 million golden parachute payments for CEO Mahoney, General Counsel Wilson, and CFO Fred will not be paid if fired for cause.

3.
One of our first actions as a Board will be to address the employees. We look forward to building strong relationships with the employees and hope that they feel the same way. We expect that our focus of heavily investing in the US branch network should be well received by the three regional Vice Presidents who specifically cited to us their chronic lack of inventory as impacting growth and customer relations.

4.
Similarly, we hope our stated commitment to the commercial scaling of the MagneGas technology should be well received by the research and development team who have also mentioned to us a lack of resources impacting their department.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          5

In summary, while the incumbent Board and management have awarded themselves lofty cash compensation and funded an unnecessarily plush corporate headquarters, the Company has not invested enough in core business development, technological research, commercial infrastructure and the necessary inventory that Taronis Fuels needs to take advantage of its significant growth opportunity in the core industrial gas retail, wholesale, and MagneGas businesses.

THE CONCERNED SHAREHOLDERS HAVE A SIMPLE PLAN TO IMPROVE
THE COMPANY'S ORGANIC GROWTH AND PROFITABILITY

THE CONCERNED SHAREHOLDERS’ 100 DAY PLAN

We have a straight-forward strategic plan to turn around Taronis quickly, which should benefit shareholders, employees, and other stakeholders. This plan will result in a more profitable US focused company which operates on strict guidelines around capital deployment and cost control. We will work hard to manage this business properly for our shareholders.

1.
Immediately begin recruiting for a permanent CEO with strong operational experience in the industrial and chemical sectors, ideally with specific experience in industrial gasses. We believe a true operator with directly relevant experience is necessary to lead Taronis going forward and maximize its long-term growth opportunity.

2.
Establish expense reduction targets and cost control culture by targeting the bloated selling, general and administrative expense line which has increased over 200% since 2019. This will include a detailed review of executive and board compensation, a detailed review of bonus targets to ensure alignment with shareholders, and assessment of all non-revenue generating expenses. We will also assess options to reduce headquarters expense.

3.
Conduct a thorough store by store portfolio review and return analysis of MagneGas Welding Supply Retail Stores. Conversations with both existing Board members and executives made it clear that accurate individual retail store data does not exist. It is imperative to quickly construct a plan to address cash flow negative stores, improperly staffed stores, and any real estate opportunities. This will require systems implementation and training. Since store level performance metrics were not part of any monthly or quarterly business review this also implies that store and regional managers are not compensated based on store performance. We will also quickly develop best practices to tie compensation to key metrics, including store level profitability.

4.
Identify the path to enhancing the deployment of MagneGas in the marketplace. Despite the data shared on MagneGas’ cost effectiveness, favorable safety profile and renewable benefits, market penetration has been very limited. We will focus on the required changes to improve its market presence and the cost to achieve such success. This will include an examination of partnership or licensing opportunities.

5.
Properly capitalize the Company after determining cash flow and capital expenditure needs in conjunction with the cost review analysis. Establishing proper access to short and long-term debt markets will enable adequate working capital and proper inventory levels. Future equity financings, if necessary, will be pursued prudently with the aim of minimizing dilution to common shareholders.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          6

6.
Perform an analytical review of the international opportunity, specifically focusing on Turkey and Amsterdam. Despite management promises around contracts in Turkey, our understanding is that no cash flow has ever been received from Turkey. We will determine if the international operations should be expeditiously closed to reinvest in the core US retail, US wholesale business, and MagneGas Technology. We believe the Company is spreading its resources too thin given its current size and balance sheet strength. After filing our preliminary consent solicitation on February 12, 2021, Taronis Fuels issued an updated investor deck that removed all mention of Turkey and Amsterdam, which were prominently highlighted in a November non-deal road show, December press release and January shareholder town hall. It appears that our initial skeptical assessment was correct.

7.
Create an acquisition framework to both review past deals and evaluate future opportunities. As we likely shift our focus from international to domestic acquisitions it will be important to achieve density in our selected markets. We believe Taronis Fuels’ strategy to more than double the states it serves in several years is foolhardy. Acquisitions should be focused on current markets or adjacent geographies. As part of our research on the Company, we have learned that due diligence and financial modeling was very limited in the Company’s past acquisitions. We will need to establish a robust acquisition process to avoid underperforming deals. Capital is valuable and we must use it wisely to avoid future equity dilution similar to what current shareholders have experienced during the current Board and management’s tenure.

8.
We would conduct a thorough independent investigation with a forensic account. This is a necessary first step to restating any required financial statements and achieving our goal of an unqualified audit opinion. The unqualified audit opinion will be pursued in parallel with efforts to establish the proper capital structure to eliminate the going concern qualification.

9.
After the completion of the strategic objectives outlined above, we believe that Taronis Fuels will be in a position to successfully uplist the firm to the NYSE. This is an important objective which cannot be realistically achieved until the items above are completed.

For shareholders, continuing to rely on the five underperforming incumbent directors as your fiduciaries will likely lead to the end for Taronis Fuels. It is clear to us – and hopefully now other shareholders – that these individuals appear content to run Taronis Fuels as if it is their own bank account funded by your cash in the form of shares. By removing these individuals and installing our slate of proven and ethical Directors, we believe shareholders will finally have a Board that will be properly aligned with common shareholders. In aggregate, the proposed Board will be a significant shareholder in Taronis Fuels common equity and be aligned with all other shareholders. The new Board slate will bring a strong focus on proper corporate governance, an emphasis on disciplined capital  allocation and a desire to enable long-term value creation that benefits all shareholders.

OUR FIVE-MEMBER SLATE OF DIRECTOR CANDIDATES IS ALIGNED, EXPERIENCED AND FULLY FOCUSED ON UNLOCKING VALUE

Our proposed slate of directors will not allow Taronis Fuels to continue bleeding cash, overpaying underperforming leadership, and wagering scarce resources on expensive international projects that have yet to yield any value for shareholders.

We believe a properly reconstituted Board that includes our five director candidates will be able to oversee the implementation of a superior corporate strategy – one that leads to enhanced corporate governance, improved financing decisions that serve shareholders’ best interests, disciplined capital allocation and value-enhancing business development opportunities.

Our board is uniquely qualified to address the current needs of Taronis Fuels.

Mary Pat Thompson and Tobias Welo have the insights of spending time as an executive and board member respectively at Taronis and saw first-hand the mismanagement and heard from both executives and the board the glaring issues that need to be both better understood and fixed.

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          7

Mary Pat’s leadership as CFO and overseer of all finance, accounting, human resources and systems at MWIV was legendary. The stock was a “multi-bagger” because she understood how to manage capital; this included the acquisition of numerous distribution stores in the US.

Tobias Welo researched and invested in Airgas, Praxair, and Air Products over a ten-year period of managing $4 billion in assets under management for Fidelity Management & Research in Materials sector. He spent significant time at industrial gas firm headquarters, discussing strategy with these executive officers and operations managers. He understands the precise metrics that investors focus on in this sector.

Sergey Vasnetsov brings extensive chemical industry and corporate experience. Sergey’s reputation in chemicals is highly respected by both investors and chemical executives. His thought leaderships running Global Chemicals at Lehman Brothers led to Lyondell Basel, one of the ten largest global chemical firms, to hand pick him to lead their strategic planning and mergers and acquisitions. Today he is a respected consultant from leading chemical corporations and private equity investors. This is the precise experience that Taronis Fuels lacks today.

Andrew McCormick will provide valuable insights related to corporate governance as general counsel of a public small-cap firm. Mr. McCormick’s corporate governance and IPO experience will help the reconstituted board improve the anti-shareholder governance practices put in place by the incumbent Board.

Tom Wetherald is an established and highly respected small-cap growth investor. His public company investing background, including managing a multi-billion dollar small-cap growth portfolio for a decade at Massachusetts Financial Services (MFS), has been supplemented over the past several years with direct strategic and operational experience at Laird Superfood as CFO, as well as a member of the Board where he enabled several private financing rounds and an extremely successful IPO in 2020. When Mr. Wetherald initially invested in Laird Superfood, it was a private company with annual revenues of less than $5 million. At the time of his Taronis Fuels written consent, Laird Superfood’s annual revenues had multiplied several-fold and it had completed a successful IPO with a market capitalization of over $300 million. This experience will be critical as the Company approaches an up-listing and ramps its acquisition model in the future.

Thank you for your support.

Thomas Wetherald & Tobias Welo

Fellow Taronis Fuels Shareholders and Investors

***

We urge Taronis Fuels shareholders to consent to all five proposals on the WHITE consent card today and return it in your postage-paid envelope provided. April 9, 2021 is our goal for the submission of written consents. Effectively, this means that you have until April 9, 2021 to consent to the proposals.

Should you have any questions or need assistance with voting, please contact:

Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR FILLED OUT
WHITE CONSENT CARD TODAY.

DO NOT VOTE ANY GREEN REVOCATION CARD SENT TO YOU BY TARONIS
OR IT WILL CANCEL YOUR CONSENT VOTE.
Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          8

The Concerned Shareholders of Taronis Fuels Send Letter to Shareholders

This Letter Details Years of Mismanagement at Taronis Fuels from A Board Unwilling To
Hold Management Accountable While Being All Too Willing to Dilute Shareholders

The Board Issues 3.4 Million Shares, Or More Than 51% of the Outstanding Shares, in the
Last Few Weeks to Entrench Itself and Avoid Shareholder Accountability

While the SEC Investigates the Company, The Board Has Refused to Provide Any Public
Updates or Prevent Additional Harm to Shareholders

The Concerned Shareholders Urge Taronis Shareholders to Provide Their Consents on The
WHITE Consent Card to Reconstitute the Board with Five Highly-Qualified And
Independent Director Candidates

They Have A Simple Plan to Improve the Companies Organic Growth and Profitability

March 12, 2021

NEW YORK--(Globenewswire)— Thomas Wetherald and Tobias Welo (together, the “Concerned Shareholders”, “we”, “our” or “us”), who owned more than 16.2% of the outstanding shares before the Board of Directors’ recent defensive and dilutive entrenchment maneuvers, today announced that they have sent a letter to Taronis shareholders detailing the value destructive history of CEO Scott Mahoney and the Taronis Board, as well as outlining their immediate plan to right the ship at Taronis and create value for all Taronis shareholders and create a better Taronis for its employees and other stakeholders.

The Concerned Shareholders have launched a consent solicitation seeking to remove the incumbent board and elect a slate of significantly more qualified and aligned individuals to save Taronis and create long term sustainable value.  Do not be misled.  Time is of the essence. We urge Taronis stockholders to read the following letter and to vote only on the WHITE Consent Card.  Voting the Taronis Green revocation card, even as a protest against Scott Mahoney and the Board, will actually cancel your previously cast vote to consent on the WHITE Consent Card. Only your latest dated card counts.

You may view the letter here.

Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Ann Marie Mellone
(212) 257-1311
info@saratogaproxy.com

Vote Each and Every WHITE Consent Card. Do Not Vote any Green Revocation Cards.          9